EXHIBIT 8.1 Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 goodwinlaw.com +1 415 733 6000

August 7, 2026

Roku, Inc.

1173 Coleman Avenue

San Jose, CA 95110

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Roku, Inc., a Delaware corporation (“Roku”), in connection with (i) the merger of Falcon Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”) with and into Roku, with Roku surviving as a wholly owned subsidiary of Fox Corporation, a Delaware corporation (“Fox”) (the “First Merger”), and (ii) the merger of Roku with and into Falcon Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Fox (“Merger Sub 2”), with Merger Sub 2 being the surviving entity of the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger, dated as of June 14, 2026, between Roku, Fox, Merger Sub 1, and Merger Sub 2 (the “Merger Agreement”). This opinion relates to the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Mergers as set forth in the Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus of Roku and Fox (the “Proxy Statement/Prospectus”) included in the Registration Statement on Form S-4 filed by Fox with the Securities and Exchange Commission (“SEC”) in connection with the issuance in connection with the Mergers of shares of Fox stock (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Roku and Fox in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Registration Statement, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Mergers, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all

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August 7, 2026

representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the Merger Agreement, (ii) the Merger Agreement and the ancillary agreements thereto represent the entire understanding of Roku, Fox, Merger Sub 1, and Merger Sub 2 with respect to the Mergers, (iii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, and (iv) the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Mergers.

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Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Summary — U.S. Federal Income Tax Considerations of the Mergers,” insofar as it describes matters of federal income tax law or conclusions with respect thereto, constitutes our opinion.

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We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any transactions other than the Mergers, or the consequences of the Mergers under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions

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August 7, 2026

set forth above are based upon current provisions of the Code and the Income Tax Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

This opinion letter is being provided to you solely in connection with the filing of the Registration Statement and may not be relied upon by any other person or entity, or used for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Summary — U.S. Federal Income Tax Considerations of the Merger” and “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP